EXHIBIT 99.2

PHASE FORWARD INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:

Number of Restricted Stock Units:

Grant Date:                                                            April 22, 2009

Phase Forward Incorporated (the “Company”) has selected you to receive an award of Restricted Stock Units (as defined in Appendix A) identified above, subject to the terms set forth on Appendix A hereto and the attached Statement of Terms and Conditions.  This award of Restricted Stock Units is an “inducement grant” for purposes of the NASDAQ Marketplace Rules and is being made to you as an inducement material to your entering into employment with the Company.

Please indicate your acceptance of this Agreement by signing below and returning it by April 24, 2009 to the Company, to the attention of William Schunemann, who may be reached at (781) 902-4309.

PHASE FORWARD INCORPORATED

By:
Name:
Title:

I hereby accept the award of Restricted Stock Units and agree to the terms and conditions thereof as set forth herein and on Appendix A and in the attached Statement of Terms and Conditions.  By accepting this award, I agree to comply with all Company policies relating to transactions in (including without limitation purchases, sales and transfers) and retention of Company securities with respect to any Company securities held or to be acquired by me.

Dated:
Grantee’s Signature

Grantee’s Name and Address

Appendix A

For a Grant dated April 22, 2009 Grantee:

1.            Vesting Schedule

Percentage of Units Vested	Vesting Date

50%	First Anniversary of Grant Date

100%	Second Anniversary of Grant Date

2.            Acceleration Events

In the event of a Change in Control, the Restricted Stock Units shall vest as follows:

On the effective date of the Change in Control, the number of units that vest shall be determined by multiplying the number of Restricted Stock Units subject to the Award by the product of 4.167% and the number of full months that have elapsed since the Grant Date, reduced by the units that have previously vested pursuant to the vesting schedule set forth above.

The remaining Restricted Stock Units shall vest on each subsequent anniversary of the Grant Date through the second anniversary, measured pro rata monthly from the effective date of Change in Control over the number of months (rounded up) remaining between the date of Change in Control and the second anniversary of the Grant Date.

STATEMENT OF TERMS AND CONDITIONS

1.            Preamble.  This Statement contains the terms and conditions of an award (“Award”) of Restricted Stock Units (“Restricted Stock Units”) made to the Grantee identified in the Restricted Stock Unit Award Agreement attached hereto.  Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Stock”) on the vesting date of that unit.

2.            Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he/she shall have accepted this Award by signing and delivering to the Company a copy of the Restricted Stock Unit Award Agreement within 30 days of the Grant Date indicated on such agreement.

3.            Restrictions and Conditions.

(a)           This Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(b)           Except as set forth in Section 2 of Appendix A to the Restricted Stock Unit Award Agreement, if the Grantee’s employment with the Company and its subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of Restricted Stock Units granted herein, all unvested Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

(c)           The Grantee shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Stock subject to the Award until the Grantee becomes a record holder of those shares of Stock following their actual issuance pursuant to Section 6 of this Agreement.

4.            Vesting of Restricted Stock Units.

The term “vest” as used in this Statement means the lapsing of the restrictions that are described in this Statement with respect to the Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth in Section 1 of Appendix A to the Restricted Stock Unit Award Agreement so long as the Grantee remains an employee of the Company or a subsidiary of the Company on each vesting date.

Notwithstanding the foregoing, the Grantee shall become vested in the Restricted Stock Units prior to the vesting dates set forth in Section 1 of Appendix A to the Restricted Stock Unit Award Agreement in certain circumstances as described in Section 2 of Appendix A.

5.            Dividend Equivalents.

(a)           If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the fair market value per share of Stock (as determined by reference to market quotations on the Nasdaq National Market System) on the dividend payment date.

(b)           In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.  Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

6.            Receipt of Shares of Stock.

(a)           The Restricted Stock Units in which the Grantee vests in accordance with the vesting schedule set forth in Appendix A will be issuable in the form of shares of Stock immediately upon vesting, subject to the collection of the minimum withholding taxes in accordance with the mandatory share withholding provision of Section 9 of this Agreement.

(b)           Once a stock certificate (or electronic transfer) has been delivered to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell the shares of Stock evidenced by such certificate (or electronic transfer), subject to applicable requirements of federal and state securities law and the Company’s insider trading policy.

7.            Adjustment.  In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff, splitup, or other similar change in capitalization or event, (i) the number and class of securities and other terms of the Award shall be adjusted by the Company (or substitute Awards may be made) in a manner that is determined by the Company to be appropriate in order to prevent the dilution or enlargement of the benefits intended to be made available under the Award and (ii) any additional Restricted Stock Units held by the Grantee as a result of such adjustment or substitution shall be subject to vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company in and when such Restricted Stock Units are so forfeited.

8.            Acquisition of the Company. Upon the consummation of an Acquisition, the board of directors of the surviving or acquiring entity (the “Applicable Board”) shall, as to outstanding Awards (on the same basis or on different bases as the Applicable Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Applicable Board deems appropriate, the fair market value of which (as determined by the Applicable Board in its sole discretion) shall not materially differ from the fair market value of the shares of Stock subject to such Awards immediately preceding the Acquisition. Unless otherwise determined by the Applicable Board (on the same basis or on a different basis as the Applicable Board shall specify), the rights of the Company relating to the Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended to such Award. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

9.            Parachute Awards. If, in connection with an Acquisition, a tax under Section 4999 of the Code would be imposed on the Grantee (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Restricted Stock Units which shall become vested shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Grantee (the Awards not becoming so vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Grantee under Section 4999 of the Code in connection with the Acquisition, then the Restricted Stock Units shall become immediately vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of the Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 9 shall be made by the Company.

10.          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth herein:

(a)           “Acquisition” shall mean:

              (i)           a merger or consolidation of the Company with or into any other corporation or other business entity in which the Company is the surviving corporation (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board (“Voting Stock”) of the Company); or any such merger or consolidation in which the Company is not the surviving corporation;

              (ii)           a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

              (iii)           the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

              (iv)           change in the composition of the Board following a tender offer or proxy contest, as a result of which persons who, immediately prior to a tender offer or proxy contest, constituted the Company’s Board shall cease to constitute at least a majority of the members of the Board.

(b)           “Board” shall mean Board of Directors of the Company.

(c)           “Change in Control” shall mean the occurrence of any of the following events:

(i)            The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”) immediately prior to such transaction;

(ii)           The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iii)          Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 30% or more of the Voting Stock of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has

become the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the Voting Stock of the Company;

(iv)          The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing under or in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(v)           If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period;

provided, however, that a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because (1) the Company, (2) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if (A) the Company is the surviving company in a transaction described in subparagraph 10(c)(i), (B) a majority of the Board of Directors of the surviving company is comprised of the members of the Board of the Company immediately prior to such transaction and remains so for at least twelve (12) months thereafter, and (C) the President and Chief Executive Officer of the surviving company immediately after the effective date of the transaction is the President and Chief Executive Officer of the Company immediately prior to such transaction and remains so for at least twelve (12) months thereafter or until his/her voluntary resignation, if earlier.

(d)           “Successor” shall mean any successor to the Company (whether direct or indirect, by Change in Control, operation of law or otherwise), including but not limited to any successor (whether direct or indirect, by Change in Control, operation of law or otherwise) to, or ultimate parent entity of any successor to, the Company.

11.           Non-Transferability.  This Award is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

12.           Tax Withholding.  The Company intends to meet its minimum tax withholding obligation by withholding from shares of Stock to be issued to the Grantee.

13.           No Obligation to Continue Employment.  Neither the Company nor any subsidiary of the Company is obligated by or as a result of this Award to continue the Grantee in employment and this Award shall not interfere in any way with the right of the Company or any subsidiary of the Company to terminate the employment of the Grantee at any time.

14.           Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to this Award until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Grantee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations including any applicable withholding tax.

15.           Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.           Successors and Assigns.  The Company will require its respective assign and Successors to expressly assume this Award and to agree to perform hereunder in the same manner and the same extent that the Company would be required to perform if no such succession or assignment had taken place.  Regardless of whether such an agreement is executed, this Award shall inure to the benefit of, and be binding upon, the Company’s Successor and assigns and Grantee’s heirs, estates, legatees, executors, administrators, and legal representatives.

17.           Administration.  This Award shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which will have the power and authority to construe the terms of this Award and to determine all questions hereunder.

18.           Amendment of Award. The Committee may amend, modify or terminate the Award, provided that the Grantee’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Grantee.

19.           Governing Law.  The provisions made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

PHASE FORWARD INCORPORATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDENDUM

For employees resident and ordinarily resident in the UK

This Addendum sets forth terms and conditions applicable to your grant of Restricted Stock Units (“RSUs”) in addition to those set forth in your Restricted Stock Unit Award Agreement for the grant dated April 22, 2009 (the “Agreement”).  Any capitalized terms not defined herein shall have the same meaning as assigned such terms in the Agreement.

The RSUs represent the right to receive shares of common stock of Phase Forward Incorporated (the “Company”) upon vesting. Under no circumstances will the RSUs be settled by way of cash payment or otherwise than by shares.

The award is discretionary in nature and may be amended, cancelled, or terminated by the Company at any time in its sole discretion.  The grant of RSUs is a one-time benefit offered solely to employees of the Company or one of its subsidiaries or affiliates and does not create any contractual or other right to receive a grant of RSUs or benefits in lieu of RSUs in the future.  Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs, and vesting provisions.

Your entry into the Agreement is voluntary.  The value of the RSUs is an extraordinary item of compensation outside the scope of your employment contract, if any.  As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

The future value of the Company’s common stock is unknown and cannot be predicted with certainty.

As a condition of the Agreement, you consent to the collection, use, processing and transfer of personal data as described in this paragraph.  You understand that the Company and its subsidiaries (including your employer) hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity incentives or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of managing and administering RSU awards.  You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Agreement, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Agreement.  You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Agreement, including any requisite transfer of such Data as may be required for the administration of the Agreement and/or the subsequent holding of shares of stock on your behalf, to a broker or other third party with whom you may elect to deposit any shares of stock granted under the Agreement.  You understand that you may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing.  You understand that withdrawal of consent may, however, affect your ability to realize benefits from participating in the Agreement.

You will have no entitlement to compensation or damages in consequence of the termination of your employment by the Company or any of its subsidiaries for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in any RSUs as a result of such termination or from the loss or diminution in value of the same and, upon grant, you will be deemed irrevocably to have waived such entitlement.

In addition to the satisfaction of any income tax and National Insurance contributions (“NICs”) withholding obligations by the Company withholding in shares, you agree that the Company and your employer may withhold such amounts from your salary or such other payments due to you at any time. You agree to pay to the Company or your employer such amounts as cannot be satisfied by the means previously described.

By signing below, you agree that any withholding, deduction or payment on account of any income tax will occur within 90 days after the taxable event arising (usually on vesting of the RSUs) (the “Due Date”).  If tax withholding is not collected from or paid by you by the Due Date, the amount of any uncollected tax shall constitute a loan owed by you to your employer, effective on the Due Date.  You agree that the loan shall bear interest at HM Revenue and Customs’ Official Rate, will be immediately due and payable, and the Company or your employer may recover it at any time thereafter by any of the means referred to in the preceding paragraph.

The vesting of your RSUs is subject to your execution and delivery of a joint election form, which will be provided to you by the Company or your employer, under which you agree to bear as your primary responsibility all of the secondary Class 1 NICs arising in respect of your RSUs. You also agree to enter into any such further joint election forms as may be required with any successor to the Company and/or your employer. If you do not execute and deliver a joint election form to the Company or your employer prior to the first vesting of your RSUs, the grant shall be null and void without any liability to the Company or your employer.

The Agreement is governed by and subject to Delaware (U.S.) law.  Interpretation of the Agreement and your rights under the Agreement and this Addendum will be governed by provisions of Delaware (U.S.) law.  If there is a conflict between the provisions of the Agreement and this Addendum, the provisions of this Addendum will control.

By signing below, you acknowledge and agree to all of the above as well as that you have received the Agreement and prospectus and agree that your participation in the Agreement is governed by the terms of the Agreement and this Addendum.

Signature for and on behalf of Phase Forward Incorporated	Signature of Award Recipient

Date	Name (please print)

Date

PHASE FORWARD INCORPORATED

Restricted Stock Units

(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.                                       Parties

This Election is between:

(A)                                                     (the “Employee”), who is eligible to receive Restricted Stock Units (“RSUs”) granted by Phase Forward Incorporated of 77 Fourth Avenue, Waltham, Massachusetts 02451, USA (the “Company”) pursuant to the terms and conditions of a restricted stock unit award agreement between Employee and the Company, including any addenda thereto, for a grant dated April 22, 2009 (collectively, the “Agreement”); and

(B)                               PHASE FORWARD EUROPE LIMITED (company registration no. 3738680) whose registered office is at 1 Park Row, Leeds, West Yorkshire LS1 5AB (the “Employer”), which employs the Employee.

2.                                       Purpose of Election

2.1                                 This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Chargeable Event” pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including:

(i)                                    the acquisition of securities pursuant to the RSUs (pursuant to section 477(3)(a) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”)); and/or

(ii)                                 the assignment or release of the RSUs in return for consideration (pursuant to section 477(3)(b) of ITEPA); and/or

(iii)                              the receipt of any other benefit in money or money’s worth in connection with the RSUs (pursuant to section 477(3)(c) of ITEPA).

2.2                                 This Election applies to all RSUs granted to the Employee under the Plan on or after 1 June 2006 up to the termination of the Agreement.

3.                                     The Election

The Employee and the Employer jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee.  The Employee understands that by signing this Election he or she will become personally liable for the Employer’s Liability covered by this Election.

4.                                       Payment of the Employer’s Liability

4.1                                 The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)                                    by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)                                 directly from the Employee by payment in cash or cleared funds; and/or

(iii)                              by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to received in respect of the RSUs; and/or

(iv)                             by withholding in shares.

4.2                                 The Employer hereby reserves for itself and the Company the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3                                 The Employer agrees to remit the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs.

5.                                       Duration of Election

5.1                                 The Employee and the Employer agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2                                 This Election will continue in effect until the earliest of the following:

(i)                                     the Employee and the Employer agree in writing that it should cease to have effect;

(ii)                                  on the date the Employer serves written notice on the Employee terminating its effect;

(iii)                               on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)                              the date the Election ceases to have effect in accordance with its terms.

Signed by

The Employee

Date

Signed for and on behalf of PHASE FORWARD EUROPE LIMITED

Name

Position

Date